Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2006, in the Registration Statement (Form S-1, No. 333-133203) declared effective on May 19, 2006, by the Securities and Exchange Commission and related prospectus of Centra Financial Holdings, for the registration of an additional 166,666 shares of its common stock.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 9, 2006